UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. __)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2011
GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-34871	54-1248422

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 502-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 18, 2011, GTSI Corp. (the “Company” or “GTSI”) entered into an Employment Agreement (the “Agreement”), effective as of October 7, 2011, with Jeremy Wensinger, GTSI’s Chief Operating Officer (“COO”) pursuant to which Mr. Wensinger will be employed by GTSI as COO until such employment is terminated pursuant to the Agreement. The Company filed a current report on Form 8-K on October 3, 2011 to disclose Mr. Wensinger’s appointment as COO. However, at that time, the Company and Mr. Wensinger had not yet agreed upon the material terms of Mr. Wensinger’s appointment as COO. Accordingly, the purpose of this amendment to the Form 8-K is to disclose the material terms of the Agreement.
For the past three years, Mr. Wensinger has served as President of Cobham Defense Electronic Systems Division (“Cobham”) headquartered in Washington, DC. Prior to that, he served as Group President, Government Communication Systems for the Harris Corporation (“Harris”). Neither Cobham nor Harris is a parent, subsidiary or other affiliate of GTSI. Mr. Wensinger is 48 years old and holds a BS in business administration from Bowling Green State University and an MBA from the University of South Florida.
The Agreement provides that Mr. Wensinger will receive (a) a base salary of $400,000 per annum, with (b) a targeted incentive of up to $250,000 in the form of cash and/or restricted stock (which would be pro-rated for 2011) subject to 100% attainment for specific performance goals established by the Board. For 2012, the Company has guaranteed 50% of Mr. Wensinger’ incentive opportunity (at 100% attainment), an amount equal to $125,000. Annual base salary and targeted incentives will be reviewed annually by the Board. In addition, Mr. Wensinger has been granted 200,000 stock options under the Company’s Stock Incentive Plan, in two separate lots of 100,000 stock options, with the grant date of the first lot on September 30, 2011 and the grant date of the second lot on the first business day in 2012 (provided Mr. Wensinger is still an employee of the Company on that date), each vesting in one-third equal increments on each of the first three anniversaries of the grant date, subject to Mr. Wensinger’ continued employment as of the date of vesting of the options. All of the options have an exercise period of up to 7 years and the first lot has an exercise price of $4.59 per share, which was based on the $4.59 per share closing price of GTSI’s common stock on September 30, 2011. The exercise price of the second lot will be based on the per share closing price of GTSI’s common stock on the first business day in 2012.
If a change of control of GTSI, as defined in the Agreement, occurs and Mr. Wensinger’s employment is terminated by the Company without cause or by Mr. Wensinger for good reason, as defined in the Agreement, Mr. Wensinger will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 12 months of his annual base salary at the time of termination, accelerated vesting of stock awards (whether restricted stock, stock options or other awards), as well as other benefits that will have accrued as of the termination date. The severance amounts would be paid during the 12 months following the termination date in accordance with Company’s standard payroll schedule.

If the Company terminates Mr. Wensinger’s employment without cause, as defined in the Agreement, he will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 12 months of his annual base salary at the time of termination payable during the first 12 months after the termination date in accordance with the Company’s standard payroll schedule.
The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached to this current report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

99.1	Employment Agreement dated as of October 7, 2011 between Jeremy Wensinger and GTSI Corp.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.
By:	/s/ Peter Whitfield
Peter Whitfield
Chief Financial Officer

Date: October 21, 2011